November 10, 2017

Dear Member,

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2017 Board of Directors Election. Pennsylvania members elected two Member Directors. In the district-wide Independent Director election, Delaware, Pennsylvania, and West Virginia members voted to elect two Independent Directors.

MEMBER DIRECTOR ELECTION

Pennsylvania
The individuals elected to fill the expiring Pennsylvania directorships were:

Mr. Glenn E. Moyer
Director
Univest Bank and Trust Company
14 North Main Street
Souderton, PA 18964
FHFA ID: 9352

Mr. Charles, J. Nugent
Vice President
Fulton Bank, N.A.
P.O. Box 4887
Lancaster, PA 17604
FHFA ID: 9396

Messrs. Moyer and Nugent shall each serve a four-year term beginning on January 1, 2018 and ending on December 31, 2021. Of the 224 Pennsylvania members eligible to vote in this election, 151 cast a ballot. The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 4,925,890. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Glenn E. Moyer	2,553,076

Charles J. Nugent	1,683,323

James R. Reske	938,059

William J. Locher	886,379

John S. Milinovich	829,240

Patricia A. Husic	791,081

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill two expiring Independent Directorships. The following individuals were elected:

Rev. Luis A. Cortés, Jr. (Elected as a Public Interest Director)
President and CEO
Esperanza
4261 N. 5th Street
Philadelphia, PA 19140

Mr. Thomas H. Murphy
Vice President of Information Technology and Chief Information Officer
University of Pennsylvania
3401 Walnut Street
Philadelphia, PA 19104

Messrs. Cortés and Murphy shall each serve four-year terms beginning on January 1, 2018 and ending on December 31, 2021. Of the 304 members district-wide eligible to vote in this election, 171 cast a ballot in the Independent Director Election. The total number of votes eligible to be cast for each of the Independent Director nominees in this election was 8,835,089. The following summary provides the number of votes cast:

Nominee	Votes Cast
Luis A. Cortés, Jr.	5,643,179

Thomas H. Murphy	4,880,593

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote cast all of their shares of Bank stock that they were required to hold as of December 31, 2016 for each open Directorship to be filled up to the applicable state average. For this reason, each Pennsylvania member was eligible to vote their shares two times for Member Director Candidates and two times for the Independent Director Candidates. Delaware and West Virginia members were eligible to vote their shares two times for the Independent Director candidates.

Sincerely,

Dana A. Yealy
Managing Director, General Counsel
and Corporate Secretary